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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                           SCHEDULE 13G



            Under the Securities Exchange Act of 1934
                      (Amendment No.   5  )*



                   LASER RECORDING SYSTEMS, INC.
                         (Name of Issuer)

                    COMMON STOCK, NO PAR VALUE
                  (Title of Class of Securities)

                           517-900-106
                          (CUSIP Number)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ X ]Rule 13d-1(b)
     [   ]Rule 13d-1(c)
     [   ]Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 517-900-106      SCHEDULE 13G         PAGE 2 of 5 PAGES


1    NAME AND S.S. or I.R.S. IDENTIFICATION NO.OF REPORTING PERSON

          M.H. MEYERSON & CO., INC.  IRS NO. 13-1924455

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  _
          NOT APPLICABLE                     (a) | |
                                                  _
                                             (b) | |
3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW JERSEY CORPORATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5    SOLE VOTING POWER

               949,033 shares

     6    SHARED VOTING POWER

               NONE

     7    SOLE DISPOSITIVE POWER

               949,033 shares

     8    SHARED DISPOSITIVE POWER

               NONE

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               949,033 shares

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                          _
                        NOT APPLICABLE              | |

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               21.1 PERCENT

12   TYPE OF REPORTING PERSON

               BD

CUSIP NO. 517-900-106      SCHEDULE 13G         PAGE 3 of 5 PAGES



Item 1(a) Name of Issuer:

               LASER RECORDING SYSTEMS, INC.

Item 1(b) Address of Issuer's Principal Executive Offices:

               49 Old Bloomfield Avenue, Suite 105
               Mountain Lakes, NJ 07046

Item 2(a) Name of Person Filing:

               M.H. MEYERSON & CO., INC.

Item 2(b) Address of Principal Business Office:

               525 Washington Blvd. - 34th Floor
               Jersey City, NJ 07310

Item 2(c) Citizenship:

               New Jersey Corporation

Item 2(d) Title of Class of Securities:

               Common Stock, No Par Value

Item 2(e) CUSIP Number:

               517-900-106

Item 3    Type of Person:

               (a) Broker/Dealer registered under Section 15 of the Act

Item 4    Ownership (at December 31, 1998):

          (a)  Amount Beneficially Owned:

                    949,033 shares

          (b)  Percent of Class:

                    21.1 Percent

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          (c)  Number of Shares as to which such person has:

               (i)  Sole power to vote or direct the vote:

                         949,033 shares

               (ii) Shared power to vote or direct the vote:

                         None

               (iii)Sole power to dispose or direct the
                    disposition of:

                         949,033 shares

               (iv) Shared power to dispose or direct the
                    disposition of:

                         None

Item 5    Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6    Ownership of More than Five Percent on Behalf of Another
          Person:

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company:

               Not Applicable

Item 8    Identification and Classification of Members of the
          Group:

               Not Applicable

Item 9    Notice of Dissolution of the Group:

               Not Applicable

CUSIP NO. 517-900-106      SCHEDULE 13G         PAGE 5 of 5 PAGES


Item 10   Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                            SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 16, 1999.


                                   M.H. MEYERSON & CO., INC.





                              BY:  /s/ Michael Silvestri
                                   Michael Silvestri, President